EXHIBIT 99.2

T2 Biosystems 2Q 2020

August 11, 2020

Philip Taylor

Thank you, operator. Thanks for joining us for the T2 Biosystems Second Quarter 2020 Financial Results Conference Call. I would like to remind everyone that comments made by management today and answers to questions will include forward-looking statements. Those include statements related to T2 Biosystems’ future financial and operating results and plans for developing and marketing new products.

Forward-looking statements are based on estimates and assumptions as of today and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by these statements, including the risks and uncertainties described in T2 Biosystems’ annual report on Form 10-K filed with the SEC March 16, 2020, and other filings the company makes with the SEC from time to time. The company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by law. With that, I would like to turn the call over to President and CEO, John Sperzel. John?

John Sperzel

Thank you for joining our second quarter 2020 earnings call. I will start by acknowledging the ongoing COVID-19 pandemic and its widespread impact on our communities. Our team at T2 Biosystems would like to thank all healthcare workers for their tireless service. I also want to thank my colleagues at T2 Biosystems for their commitment to our mission while dealing with unprecedented challenges.

On today’s call, I will start with a review of our performance during the second quarter, and then discuss the progress made toward each of our corporate priorities, including the recent U.S. commercial launch of our COVID-19 molecular diagnostic test, the T2SARS-CoV-2™ Panel, and how it is well-aligned with our mission and our corporate priorities. John Sprague will provide the detailed second quarter financial results, I will make some closing remarks, and then we will open the call for questions and answers.

T2 Biosystems 2Q 2020

August 11, 2020

As we announced at the end of June, the T2 Biosystems team generated total revenue of $2.6 million in the second quarter of 2020, an increase of 41% compared to the prior year period. Growth was driven by increased revenue from the product development contract awarded by the U.S. government in late 2019. On June 30th, we commenced sales of our T2SARS-CoV-2 Panel in the U.S. market, and we significantly strengthened our balance sheet during and subsequent to the end of the second quarter.

I want to take a moment to emphasize T2 Biosystems’ mission – to fundamentally change the way medicine is practiced through transformative diagnostics that improve the lives of patients around the world. I also want to reiterate the three corporate priorities we set at the beginning of this year: 1) accelerating our sales, 2) improving our operations, and 3) advancing our pipeline. We remain laser focused on our mission, and fully committed to our corporate priorities. This pandemic provides us with an opportunity to dramatically increase our U.S. installed base of T2Dx® Instruments and supply U.S. hospital systems with high-quality COVID-19 molecular diagnostic tests that deliver results in less than two hours. Our plan is to subsequently leverage a much larger installed base of instruments to advance our sepsis business going forward.

Sepsis represents nearly $41 billion in annual U.S. healthcare costs and causes the death of nearly 270,000 people in the U.S. each year – and 11 million globally. We deliver life-saving innovations to achieve faster targeted therapy, reduce unnecessary use of broad-spectrum antibiotics, and help to prevent and combat growth in antimicrobial resistance. We continue to supply our T2Dx Instruments and our T2Bacteria®, T2Candida® and T2Resistance™ Panels to hospitals around the globe, to aid clinicians in the rapid detection of sepsis-causing pathogens. T2 Biosystems offers the only FDA-cleared products to identify sepsis-causing pathogens directly from whole blood, in 3-5 hours, without the need to wait days for a positive blood culture. Time matters when it comes to sepsis, as each hour of delayed targeted treatment can increase mortality by up to 8 percent.

T2 Biosystems 2Q 2020

August 11, 2020

Data has shown that COVID-19 patients are susceptible to co-infections and secondary infections that can cause sepsis. Our hospital customers understand this connection, and have been using our sepsis diagnostic panels to help manage patients more effectively. As such, expanding our test menu to include a molecular diagnostic test to allow the detection of SARS-CoV-2, the virus responsible for causing primary COVID-19 infections, is a great strategic fit.

With greater clarity around the impacts of COVID-19 on demand for our products and our initial experience in the launch of the T2SARS-CoV-2 Panel in the U.S., we are reissuing guidance for the full year 2020 as follows:

We expect full year 2020 total revenues of $18.0 million to $20.0 million, including product revenues of $13.0 million to $14.0 million and research and contribution revenues of $5.0 million to $6.0 million. We expect 60 U.S. T2Dx Instrument sales contracts in 2020.

We will now shift gears to discuss the three corporate priorities we established at the beginning of this year to drive long-term success for the company: accelerating our sales, improving our operations, and advancing our pipeline.

Let’s start by addressing our first priority: accelerating our sales – by prioritizing adoption and increased test utilization. Product sales during the second quarter decreased compared to the prior year period, primarily due to fewer international sales of T2Dx Instruments. Consistent with the first quarter, hospital customers continued to focus on COVID-19 patient management and delayed the evaluations of technologies to address non-COVID illnesses.

As such, our second quarter product revenue was driven primarily by sales of T2Candida and T2Bacteria Panels. We were very pleased that U.S. test utilization per instrument increased by 51% during the second quarter, compared to the previous quarter, due in large part to increased testing of COVID-19 patients that were at risk for developing co-infections and secondary infections that can lead to sepsis.

T2 Biosystems 2Q 2020

August 11, 2020

I would now like to provide an update on our COVID-19 molecular diagnostic test, the T2SARS-CoV-2 Panel, which we launched commercially in the United States on June 30, 2020, the last day of the second quarter. We believe this new test will have a significant positive impact on our business by providing a new growth vehicle and driving increased sales of T2Dx Instruments in the U.S., which are being pre-positioned for future adoption of our existing sepsis products.

The T2SARS-CoV-2 Panel uses a nasopharyngeal swab sample and runs on our FDA-cleared T2Dx Instrument – which can perform seven tests simultaneously and provides results in less than two hours. Based upon testing in a clinical setting using known positive and negative patient samples, the T2SARS-CoV-2 Panel demonstrated sensitivity of 95% and specificity of 100%.

To understand how we plan to succeed in a growing COVID-19 diagnostic testing market, it’s important to understand the types of tests currently available, as well as the locations where COVID-19 testing is being performed.

The FDA issued a document in July 2020 titled “Coronavirus Testing Basics” describing two types of tests: diagnostic tests and antibody tests. According to the FDA, diagnostic tests can show if you have an active infection – and include molecular tests that detect the virus’s genetic material, such as the T2SARS-CoV-2 Panel, and antigen tests, that detect specific proteins on the surface of the virus. Antibody, or serology tests, look for antibodies that are made by your immune system in response to a threat such as a specific virus, not the actual virus. Antibodies can take several days or weeks to develop after an infection and may stay in your blood for several weeks or more after recovery.

According to the FDA, molecular tests can be used to diagnose an active COVID-19 infection. While antigen tests may also be used to diagnose active COVID-19 infections, the FDA cautions that antigen tests are more likely to miss an active infection, compared to molecular tests, and therefore should not be used to definitively rule out an active COVID-19 infection. Finally, according to the FDA, antibody tests cannot be used to diagnose active COVID-19 infections.

T2 Biosystems 2Q 2020

August 11, 2020

Today, COVID-19 tests are performed in numerous locations, including large high-volume reference laboratories, hospital laboratories, long-term care facilities, urgent care centers, doctor offices, clinics, and drive-through testing sites. We are also seeing new testing scenarios to serve professional sports teams, universities, schools, and employers. In almost all locations, the need for tests and the need for rapid results is outpacing industry capabilities.

While it is true that our T2SARS-CoV-2 Panel could be used to detect and help diagnose active COVID-19 infections in many of the aforementioned testing locations, especially given its 2-hour time to result, we plan to stay true to our mission and our target customer: U.S. hospital systems. It’s important to remember that these are the same target customers for our sepsis panels; T2Candida and T2Bacteria. Our objective is to significantly increase the installed base of T2Dx Instruments in the U.S. market during the COVID-19 pandemic, by delivering a high-quality COVID-19 molecular test, and leverage a much larger installed base to revolutionize the sepsis market going forward.

We are experiencing high demand from U.S. hospital systems for our T2SARS-CoV-2 Panel and T2Dx Instrument following the recent commercial launch. Hospital systems are also experiencing high demand for molecular diagnostic tests and, because diagnostic test manufacturers are unable to supply sufficient quantities of tests, many hospitals have acquired multiple testing platforms in an effort to meet COVID-19 testing demand. We believe our ability to guarantee customers the supply and delivery of specific quantities of our T2SARS-CoV-2 Panel is a significant competitive advantage.

This new demand has allowed us to shift our U.S. commercial model from the previous practice of leasing or placing T2Dx Instruments – to selling instruments, selling service contracts, obtaining large upfront purchase orders, and placing customers on standing orders for T2SARS-CoV-2 Panels. We are also actively working to convert existing

T2 Biosystems 2Q 2020

August 11, 2020

reagent rental customers over to capital purchases. At the same time, we are rebuilding our U.S. sales team with experienced diagnostics sales professionals, who have already made a positive impact on our business.

Moving to our second priority: improving our operations – by prioritizing cost of goods and expense reductions. Over the past six months we have made significant progress in changing the cost structure of the organization. We have taken several steps to eliminate costs that do not support our corporate priorities, including headcount reduction, facility consolidation, and driving efficiencies in manufacturing and logistics. We reduced our real estate footprint by approximately 22% during the second quarter, following the exit of one of our leased facilities.

At the beginning of the second quarter, we implemented a number of initiatives to reduce the manufacturing cost of our products. We are beginning to see the benefit of these improvements in our second quarter financials – in the form of reduced cost of product revenue and reduced SG&A expenses, which is also driving a reduction in cash burn. We believe the increased volume associated with T2SARS-CoV-2 will improve overhead absorption, and allow us to leverage our supply chain and implement additional improvements. Combined with other initiatives and volume benefits over time, we believe the cost of product sales as a percentage of revenue should continue to improve.

Related to our COVID-19 operational initiatives, we are significantly scaling both our T2Dx Instrument and T2SARS-CoV-2 Panel manufacturing to meet the current and anticipated demand. We are taking measures to secure our supply chain, in the form of increased inventory, and we are hiring personnel in instrument manufacturing, test manufacturing, and quality assurance. Our goal is to be in a position to deliver up to sixty T2Dx Instruments in the U.S. during the second half of 2020, which represents a seven-fold increase over last year. As a reminder, each T2Dx Instrument has the capacity to consume up to sixty T2SARS-CoV-2 Panels per day, depending on workflow. That, coupled with our standing order process, enables us to accurately calculate and forecast the test demand based on our installed base.

T2 Biosystems 2Q 2020

August 11, 2020

Moving to our third priority: advancing our pipeline – by prioritizing our programs under the $69 million milestone-based product development contract awarded by the U.S. government in September 2019. I am pleased to report that we are on schedule to create a next generation instrument, expanded panel, and biothreat panel. We believe the next generation instrument and expanded panel under development have the potential to revolutionize the blood diagnostic space, and could potentially replace most blood cultures performed for species identification and susceptibility results. As a reminder, our expanded panel is being designed to potentially cover up to, or greater than 99% of all bloodborne infections and detect more than 250 species, in addition to all bloodborne antibiotic-resistant threats identified by the Centers for Disease Control and Prevention. The government contract also includes a biothreat panel that we believe will be the first high-sensitivity, whole blood test for the detection of multiple biothreat pathogens and toxin genes. Based on our progress to date, we are optimistic that the U.S. government will decide to fund the next phase of the contract.

In May 2020, we set an ambitious goal to develop, validate, and commercialize a COVID-19 molecular diagnostic test – as early as the end of June. We are very pleased with the efforts of our team to develop a new class of test on our platform during the pandemic. On June 30th, we completed development and validation of our T2SARS-CoV-2 Panel to meet requirements for an Emergency Use Authorization (EUA) request to Food and Drug Administration.

We submitted our EUA request to the FDA on July 1, 2020. Given the significant number of EUA submissions, we are pleased to have been recently assigned an FDA reviewer. We are actively engaged with the FDA in interactive review of the submission and look forward to completing the process. As a reminder, consistent with FDA guidelines, we are actively selling, marketing and shipping the T2SARS-CoV-2 Panel for clinical use by our customers.

T2 Biosystems 2Q 2020

August 11, 2020

I want to inform you of an organizational change that will occur later this month. On August 21, 2020, Dr. Thomas Lowery will step down as Chief Scientific Officer to build a new cell therapy company. Tom’s leadership has been instrumental in developing our technology and building a strong scientific team. The timing of his departure follows the completion of a number of important milestones, including obtaining a multi-year government contract to advance our technology, developing and commercially launching a SARS-CoV-2 test, and strengthening our balance sheet to continue our commercial advancements. I want to publicly thank Tom for his leadership and commitment to our mission, and wish him the best in his next venture. Moving forward, Dr. Roger Smith, who most recently led the development of our T2SARS-CoV-2 Panel, has been promoted to Vice President and will lead our scientific team. Roger has been with T2 Biosystems for six years and has worked in a leadership capacity on our scientific team on T2Bacteria, T2Lyme, T2Resistance, our government-funded biothreat and comprehensive panels.

Now I will turn the call over to John Sprague to provide the details on our second quarter financial results.

John Sprague

Thank you, John.

Total revenue for the second quarter of 2020 was $2.6 million, an increase of 41% compared to the prior year period. Product revenue for the second quarter of 2020 was $1.0 million, a decrease of 18% compared to the prior year period driven by lower international instrument sales. Research and contribution revenue for the second quarter of 2020 was $1.5 million, an increase of 185% compared to the prior year period driven by increased funding under our U.S. government contract.

Costs and operating expenses for the second quarter of 2020 were $11.4 million, a decrease of $4.2 million compared to the prior year period driven by lower cost of product revenue and lower selling, general and administrative expenses on lower international instrument sales.

T2 Biosystems 2Q 2020

August 11, 2020

Net loss for the second quarter of 2020 was $10.7 million ($0.09) per share, compared to a net loss of $15.6 million ($0.35) per share in the prior year period.

We completed the ATM offering in July 2020 and there is no remaining availability. Cash, cash equivalents and marketable securities as of July 31, 2020 were $69.1 million. We remain compliant with the terms of our CRG debt facility.

Thank you and back to John Sperzel for closing remarks.

John Sperzel

While the COVID-19 pandemic remains a significant global challenge, diagnostic testing continues to be center stage. We have an incredible opportunity created by the flexibility of our patented technology platform. Our ability to provide clinicians with critical diagnostic information in hours rather than days is unique, and can help to save lives and improve outcomes for COVID-19 patients, and those under intensive care who are susceptible to bacterial or fungal infections that may lead to sepsis.

We are excited to continue to drive the adoption of our technology while providing a powerful solution to clinicians in their efforts to combat this pandemic. With significant progress across all three of our corporate priorities, we have improved the position of the Company both financially and in the market. We believe customer demand created through the recent U.S. commercial launch of the T2SARS-CoV-2 Panel will have a significant positive impact on our business moving forward. We have a strong balance sheet, an improved cost structure, a potentially disruptive product pipeline, and an experienced Management Team and Board of Directors.

T2 Biosystems 2Q 2020

August 11, 2020

We look forward to providing updates on our progress toward these priorities throughout the year. We will now open it up to questions. Operator?

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